EXHIBIT 99.1
Contact:
Ed Dickinson, Chief Financial Officer
636.916.2150
FOR IMMEDIATE RELEASE
LMI AEROSPACE, INC. FILES REGISTRATION STATEMENT FOR PUBLIC OFFERING
2,900,000 Shares to be Offered
St. Charles, MO—Jan. 19, 2006—LMI Aerospace, Inc. (NASDAQ:LMIA) today announced it has filed a registration statement with the Securities and Exchange Commission relating to a proposed public offering of 2,900,000 shares of its common stock. The Company proposes to offer 2,300,000 shares and selling shareholders propose to offer 600,000 shares. The underwriters will be granted a 30-day option to purchase up to an additional 435,000 shares of common stock.
The Company intends to use the net proceeds it will receive from this offering to pay down outstanding debt and for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions of complementary businesses, products and technologies.
Wachovia Securities will be the sole book-runner for the offering and Oppenheimer & Co. will be co-manager. When available, copies of the preliminary prospectus may be obtained from Wachovia Securities, Attn: Equity Capital Markets, 375 Park Avenue, New York, NY 10152. equity.syndicate@wachovia.com
A registration statement relating to these shares of common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
LMI Aerospace is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The Company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.
This news release includes forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004 and other public filings for more details.